Exhibit 99.1

VIVUS Adds Two New Members to the Board of Directors

Karen Ferrell and Edward A. Kangas Expand VIVUS’ Board to Nine Members

CAMPBELL, Calif., October 29, 2018 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company, today announced that Karen Ferrell and Edward A. Kangas have been appointed to VIVUS’ board of directors. With these appointments, VIVUS’ board of directors expands to nine members in total.

“We welcome Karen and Ed, both of whom bring significant board experience including corporate governance, healthcare, managed care, finance and pharmaceuticals,” said John Amos, Chief Executive Officer at VIVUS. “Each is a well-respected leader and together they bring excellent and differentiated skill sets that will be vital in guiding VIVUS forward. We look forward to their valuable insights and contributions as we continue our focus on building a sustainable and profitable company.”

Ms. Ferrell is currently the Executive Chairman and Chief Executive Officer at Glenridge HealthCare Solutions, a national tech-enabled network solutions company focused on helping clients build and maintain efficient, cost-effective, high quality networks for commercial, managed Medicaid, Medicare Advantage and other governmental programs. Ms. Ferrell previously held Chief Executive Officer positions at Zest Health and Apollo Health Street. Prior to those roles, she served as Senior Vice President of Provider Contracting and Medical Management for CIGNA Healthcare, where she was responsible for managing $32 billion in medical costs for more than 12 million members. Ms. Ferrell’s other leadership positions include President of Aetna Healthplans of Florida, Executive Director at Scripps Health and Vice President of Provider Contracting at Prudential HealthCare. Additionally, she serves on a number of boards including Alacura, Advantum and Glenridge HealthCare Solutions. Ms. Ferrell received an M.B.A. from Pepperdine University.

Mr. Kangas served as Global Chairman and Chief Executive Officer of Deloitte, an international public accounting and consulting firm, until his retirement in 2000. He previously served as the Managing Partner of Deloitte & Touche (USA) and Managing Partner and Chief Executive Officer of Touche Ross. Mr. Kangas currently serves as a director of two other public companies, Hovnanian Enterprises, Inc. and Tenet Healthcare Corporation, as well as a director of Intelsat S.A., a foreign private issuer with the SEC. He also serves as Chairman of the Board of Deutsche Bank USA Corp., a privately held subsidiary of Deutsche Bank AG. He formerly served as a director of EDS, Allscripts Healthcare Solutions, Inc., Eclipsys Corporation, Intuit Inc. and United Technologies Corporation. In addition, he is a past Chairman of the Board of the National Multiple Sclerosis Society. Mr. Kangas is also a member of Beta Gamma Sigma Directors’ Table and a life trustee of the board of trustees of the Kansas University Endowment Association. In 2010, he was named by the National Association of Corporate Directors (NACD) to its Directors Hall of Fame. Mr. Kangas received a B.A. in business administration and an M.B.A. from the University of Kansas. Mr. Kangas is a Certified Public Accountant.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; and risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768